EXHIBIT 99.1

Jeffrey R. Fine
State Bar No. 07008410
Matthew J. Cleaves
State Bar No. 24004442
Daniel I. Morenoff
State Bar No. 24032760
HUGHES & LUCE, L.L.P.
1717 Main Street, Suite 2800
Dallas, Texas 75201
(214) 939-5500
Telecopy (214) 939-5849

ATTORNEYS FOR THE DEBTORS

IN THE UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

IN RE:	§ CASE NO. 02-38600-SAF-11
§
DATAVON, INC., et al.,	§ CHAPTER 11
§ (Jointly Administered)
DEBTORS.	§
§

DISCLOSURE STATEMENT FOR JOINT PLAN OF REORGANIZATION OF
DATAVON, INC., DTVN HOLDINGS, INC., ZYDECO EXPLORATION, INC. AND
VIDEO INTELLIGENCE, INC.

HUGHES & LUCE, L.L.P.

1717 Main Street, Suite 2800
Dallas, TX 75201
Telephone: (214) 939-5500
Telecopy: (214) 939-5849

Attorneys for DataVoN, Inc., DTVN Holdings, Inc.,
Zydeco Exploration, Inc. and Video Intelligence,
Inc.

January 23, 2003

THIS DISCLOSURE STATEMENT FOR THE JOINT PLAN OF REORGANIZATION OF DATAVON, INC., DTVN HOLDINGS, INC., ZYDECO EXPLORATION, INC. AND VIDEO INTELLIGENCE, INC. (THIS “DISCLOSURE STATEMENT”) HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF TITLE 11 OF THE UNITED STATES CODE ON BEHALF OF DATAVON, INC. (“DATAVON”), DTVN HOLDINGS, INC. (“DTVN”), ZYDECO EXPLORATION, INC. (“ZYDECO”) AND VIDEO INTELLIGENCE, INC. (“VI”) (COLLECTIVELY, THE “DEBTORS”) AND DESCRIBES THE TERMS AND PROVISIONS OF THE JOINT PLAN OF REORGANIZATION OF DATAVON, INC., DTVN HOLDINGS, INC., ZYDECO EXPLORATION, INC. AND VIDEO INTELLIGENCE, INC. (THE “PLAN”), IN THE CASES PENDING BEFORE THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION (THE “BANKRUPTCY COURT”), UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE (THE “BANKRUPTCY CODE”). THE PLAN, FILED JANUARY 20, 2003, PROPOSES THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE DEBTORS. A COPY OF THE PLAN IS ATTACHED HERETO AS EXHIBIT A.

ALL CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASSIGNED TO THEM IN ARTICLE II OF THE PLAN.

THE INFORMATION CONTAINED HEREIN HAS BEEN PREPARED BY THE DEBTORS IN GOOD FAITH, BASED UPON INFORMATION AVAILABLE TO THE DEBTORS. NOT ALL OF THE INFORMATION HEREIN CONCERNING THE PLAN HAS BEEN THE SUBJECT OF A VERIFIED AUDIT; HOWEVER, CERTAIN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ARE AVAILABLE PUBLICLY ON THE EDGAR WEBSITE (WWW.SEC.GOV). ALL FINANCIAL INFORMATION WAS COMPILED FROM THE RECORDS OF THE DEBTORS. THE DEBTORS BELIEVE THAT THIS DISCLOSURE STATEMENT COMPLIES WITH THE REQUIREMENTS OF THE BANKRUPTCY CODE.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE OF THIS DISCLOSURE STATEMENT AND THE DATE THE FACTS RELIED UPON IN PREPARATION OF THIS DISCLOSURE STATEMENT WERE COMPILED.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY A PARTY, BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON HOLDERS OF CLAIMS OR INTERESTS.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

THE DESCRIPTION OF THE PLAN CONTAINED IN THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN ITSELF, WHICH IS INCLUDED AS AN EXHIBIT HERETO. EACH PARTY IS ENCOURAGED TO READ, CONSIDER, AND CAREFULLY ANALYZE THE TERMS AND PROVISIONS OF THE PLAN.

THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE COURT, DATED FEBRUARY ____, 2003, AS CONTAINING INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE A HYPOTHETICAL REASONABLE INVESTOR TYPICAL OF HOLDERS OF CLAIMS OR INTERESTS OF RELEVANT CLASSES TO MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN. THE COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION BY THE COURT EITHER FOR OR AGAINST THE PLAN.

BALLOTS MAY ACCOMPANY THIS DISCLOSURE STATEMENT FOR USE IN VOTING ON THE PLAN.

THE COURT HAS SCHEDULED A HEARING ON CONFIRMATION OF THE PLAN TO COMMENCE ON FEBRUARY____, 2003, AT _____:_____ A.M./P.M. THAT HEARING WILL BE HELD AT 1100 COMMERCE STREET, DALLAS, TEXAS, BEFORE THE HONORABLE STEPHEN A. FELSENTHAL. THE HEARING ON CONFIRMATION MAY BE ADJOURNED FROM TIME TO TIME BY THE COURT WITHOUT FURTHER NOTICE, EXCEPT FOR AN ANNOUNCEMENT MADE AT THE HEARING OR ANY ADJOURNMENT THEREOF.

TABLE OF CONTENTS

I.	INTRODUCTION	6
A. Purpose of this Disclosure Statement		6

II.	GENERAL INFORMATION AND BACKGROUND	6
A. Business Overview of the Debtors		6
B. Significant Pre-Bankruptcy Events		7
C. Events Since Bankruptcy		8
1. Commencement of the Cases		8
2. “First Day Pleadings”		9
3. Appointment of Committees		9
4. Retention of Professionals		10
5. Restructuring of Unexpired Leases and Executory Contracts		10
6. Employment Issues		11
7. Sale of Assets		12
8. Internal Operational Changes		12
D. Litigation		12
1. Pre-Bankruptcy		12
2. Post-Bankruptcy		13

III.	SUMMARY OF THE DEBTORS’ PLAN	14
A. Description of Chapter 11		15
B. Classification of Claims		15
C. Treatment Of Claims		17
D. Means of Plan Implementation		19
1. Sale Process		22
2. Unexpired Leases and Executory Contracts		23
3. Trust		23
4. Distributions		24
5. Claim Objections		24
6. Litigation		24
E. Effects of Confirmation		25
1. Discharge and Releases		25
2. Vesting		26
3. Substantive Consolidation		26
4. Retention of Jurisdiction		27

IV.	RISK FACTORS TO BE CONSIDERED	28
A. Risks Related to the Debtors 's Operations		28
B. Risks Related to the IP Telephony Industry		33
C. Bankruptcy Related Risks		33

V.	FEDERAL INCOME TAX CONSIDERATIONS OF THE PLAN TO UNSECURED CREDITORS	34
A. Tax Treatment of Liquidating Trust and Contribution of Assets		34
B. Federal Income Tax Consequences to the Claimants		35

C. Federal Income Tax Consequences to the Shareholders		35
D. Information Reporting and Backup Withholding		35

VI.	ACCEPTANCE AND CONFIRMATION OF THE PLAN	36
A. Confirmation Hearing		36
B. Requirements to Confirmation		36
C. Acceptance of the Plan		37
D. Alternatives to Confirmation		37

VII.	VOTING INSTRUCTIONS	39
A. Ballots and Voting Procedures		39
B. Parties Entitled to Vote		40
C. Vote Required for Class Acceptance of the Plan		40

Exhibit A – Joint Plan of Reorganization of DataVoN, Inc., DTVN Holdings, Inc., Zydeco Exploration, Inc. And Video
                     Intelligence, Inc.

I.
INTRODUCTION

A.	Purpose of this Disclosure Statement

The Debtors filed voluntary petitions (the “Petitions”) under chapter 11 of the Bankruptcy Code on September 30 and October 1, 2002. On or about January 20, 2003, the Debtors filed the Plan. The Plan provides for the reorganization of the Debtors in accordance with the Bankruptcy Code. This Disclosure Statement has been prepared by the Debtors for the purpose of disclosing information which the Bankruptcy Court has determined is material, important, and necessary for parties entitled to vote on the Plan to arrive at an informed decision with respect to the Plan.

Confirmation of the Plan will be facilitated by the receipt of a sufficient number of votes in favor of the Plan. Accordingly, if you hold Claims in impaired Classes, your vote is important.

IF THE PLAN IS NOT CONFIRMED, THE DEBTORS MAY BE REQUIRED TO LIQUIDATE ALL OF THEIR ASSETS ON A PIECEMEAL BASIS. THE DEBTORS BELIEVE THAT IN A LIQUIDATION CREDITORS WOULD RECEIVE PROPERTY OF A VALUE THAT IS SUBSTANTIALLY LESS THAN THE VALUE OF THE PROPERTY THAT SUCH HOLDERS WOULD RECEIVE UNDER THE PLAN. ACCORDINGLY, THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN WOULD BE IN THE BEST INTERESTS OF CREDITORS AND RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

ALL CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASSIGNED TO THEM IN THE PLAN.

II.
GENERAL INFORMATION AND BACKGROUND

A.	Business Overview of the Debtors

DTVN Holding, Inc. (“DTVN”) is a publicly held Delaware corporation with its primary place of business in Irving, Texas. DTVN was formerly known as Zydeco Energy, Inc. DTVN holds 100% of the shares of stock of DataVoN, Inc. (“DataVoN”), Zydeco Exploration, Inc. (“Zydeco”) and Video Intelligence, Inc. (“VI”) (collectively with DTVN, the “Debtors”).

DataVoN, Inc., the primary operating subsidiary of the Debtors is a provider of wholesale enhanced information services. DataVoN provides toll quality voice and data communications services over private IP networks (VoIP) to carrier and enterprise customers. Carriers who deploy soft switch equipment on an IP network can provide high quality video, voice, and data services while retaining the flexibility, scalability, and cost efficiencies.

Examples of services available in DataVoN’s current product line include: voice origination and termination, “follow me” services, pre-paid calling card services, and 8xx origination and termination. In an effort to maximize DataVoN’s staff and network advantages, DataVoN has focused on acquiring high volume, carrier customers, offering the carriers reduced costs for the same quality of service available in legacy networks. Building relationships with carrier customers allows DataVoN to establish a revenue stream for operation and expansion. DataVoN has a qualified management team with communications experience in companies such as MCI Worldcom, GTE, and CapRock.

The following objectives summarize DataVoN’s strategy: (i) generating positive cash flow from sales of existing products while building a low overhead, next generation IP network with new technology at its core, (ii) managing growth conservatively by utilizing positive cash flow or other financing resources as necessary, (iii) leveraging IP technology to provide the lowest cost, carrier-grade, wholesale communications solutions to a growing domestic and international communications marketplace, and (iv) taking advantage of technologies that allow DataVoN to deliver a comprehensive set of converged voice and data services to customers.

DataVoN’s most significant costs and expenses are data communications and telecommunications expenses, which are comprised primarily of collocation facility fees, transport fees, termination fees, and equipment expenses. Collocation facility fees are paid for lease of rack space, power and associated services to “host” the equipment. Transport fees are paid to a “backbone provider” to carry traffic between markets. Termination fees are paid to local service providers to terminate communications traffic. Equipment costs are capitalized and depreciated over their useful lives and minor items are expensed directly. Other expenses include charges for connections between DataVoN and its vendors for termination services and software support and management systems required in maintaining its network.

DTVN acquired the stock of VI on April 12, 2001. VI was in the business of marketing its video intelligence product line, which included video conferencing and store and forward products. During the second quarter of 2002, the decision was made not to pursue the VI line of business.

Zydeco was originally the original oil and gas operations of the Debtors. These operations were substantially liquidated prior to the filing date and Zydeco has no current operations.

B.	Significant Pre-Bankruptcy Events

Beginning in early 2002, in recognition of capitalization and cash-flow concerns, the Debtors retained financial advisors to assist in the identification of potential financing sources, merger partners, or investors. Through those efforts the Debtors worked with several interested third-parties and executed a non-binding letter of intent with a third-party which was terminated by that third-party in late June, 2002. Efforts to identify potential financing sources or investors have continued subsequent to the termination of the Letter of Intent, through the Petition Date, and continue through today.

On July 17, 2002, at a time when the Debtors were facing a severe liquidity crisis, DTVN and Transcom Communications, Inc. (“Transcom”), a secured creditor and service provider of DataVoN, entered into a stock purchase agreement which, amongst other provisions, granted an approximately 53% ownership interest in the stock of DTVN to Transcom.1 Transcom immediately began exercising control over the Debtors. Management of the Debtors was changed and Transcom took steps to reverse the liquidity shortfall, including the provision of additional vendor financing, obtaining vendor concessions, and assisting the Debtors in putting in place a $500,000 secured working capital loan from Tim Terrell. Transcom is currently a secured creditor of DataVoN, holding an unpaid claim for

[1]	A copy of the Stock Purchase Agreement can be accessed through DTVN’s 8K filings with EDGAR approximately $1.2 million while simultaneously continuing to exercise control of the Debtors, and providing services to the Debtors. The current Chairman of the Board and CEO of the DTVN, Scott Birdwell, is President and CEO of Transcom. Britt Birdwell, the President of DataVoN, is a stock holder in Transcom and is also the brother of Scott Birdwell. Transcom and the Debtors share office space as co-tenants (the office lease was executed shortly before filing of the Petitions) and allocations are made of shared expenses on an on-going basis.

On or about July 23, 2002, WorldCom, a significant customer of DataVoN, filed a chapter 11 petition. At the time, WorldCom owed DataVoN in excess of $600,000. Although efforts are being made to recover these amounts through the WorldCom bankruptcy, the disruption in cash flow had a significant negative cash flow impact on the Debtors.

Despite the efforts of Transcom and the Debtors to resolve the liquidity crisis during July, August and September 2002, the Debtors became unable to pay accrued significant, matured secured and unsecured debt as it came due. Moreover, despite attempts to work out payment arrangements with creditors, the Debtors reached the end of September 2002 with negligible cash and significant past due obligations. Accordingly, key vendors and other creditors threatened to exercise termination and/or foreclosure rights which would have disrupted or caused a total cessation of the Debtors operations. Debtors’ management concluded that its best option was to seek protection under chapter 11 of the Bankruptcy Code given: (i) the immediate foreclosure remedies and service termination options available to various utility creditors, and (ii) the positive direction of the financial and operational facets of the Debtors’ business. Therefore, the Debtors filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code in the Northern District of Texas in Dallas on September 30 and October 1, 2002 (the “Petition Date”).

C.	Events Since Bankruptcy

The following is a summary of the significant events that occurred since the Debtors filed for bankruptcy protection. All pleadings may be viewed at the Bankruptcy Court, 1100 Commerce Street, Dallas, Texas 75242-1496

1.	Commencement of the Cases

Since the Petition Date, the Debtors have been operating as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code, which enables them to continue operating their businesses while they attempt to reorganize. Under the Local Rules of the Bankruptcy Court, the Debtors’ bankruptcy cases have been designated as “Complex Chapter 11 Bankruptcy Cases,” which establishes certain procedures for streamlining the reorganization process.

The Debtors filed the Schedules on October 25, 2002, which were amended on November 21, 20022. The Schedules summarize the Debtors’ assets and liabilities as of the Petition Date and describe certain pre-petition financial information. The Schedules have been derived from the Debtors’ books and records but have not been audited, and their accuracy cannot be guaranteed.

[2]	The Debtors reserve the right to further amend their schedules as more accurate information becomes available.

The first meeting of creditors, held pursuant to section 341 of the Bankruptcy Code, occurred on November 8, 2002, at which time creditors were allowed to question representatives of the Debtors.

2.	“First Day Pleadings”

Immediately after commencement of these cases, the Debtors filed several “First Day Pleadings,” and thereafter, the Bankruptcy Court entered the following orders:

•	Order Granting Complex Chapter 11 Bankruptcy Case Treatment
•	Order Granting Motion for Joint Administration of Cases Pursuant to Fed. R. Bankr. P. 1015(b)
•	Order Granting Debtors’ Motion for Extension of Time in Which to File the Schedules and Statement of Affairs
•	• Order Granting Debtors’ Application and Authorizing Debtors to Employ Hughes & Luce, L.L.P., as Attorneys for Debtors and Debtors-In-Possession
•	Order Granting Debtors’ Motion for an Administrative Order Pursuant to 11 U.S.C. §§ 105(a) and 331 Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals
•	Interim Order Granting Debtors’ Authority to Use Cash Collateral
•
Order Granting Debtors’ Motion Pursuant to 11 U.S.C. §§ 105(a) and 363(c) for Order Authorizing Payment in the Ordinary Course of Business of Prepetition Wages, Salaries, Employee Benefits and Reimbursable Business Expenses

•
Order on Debtors’ Motion for Order, Under 11 U.S.C. §§ 363, 1107(a) and 1108(a) Authorizing (i) Maintenance of Existing Bank Accounts and Cash Management System, (ii) Continued Functioning as Signatory on Customer Accounts; and (iii) Continued Use of Existing Business Forms

The orders permitted the Debtors to continue those operations necessary for an effective transition into bankruptcy.

3.	Appointment of Committees

On December 4, 2002, the Office of the United States Trustee (the “UST”) appointed the following creditors as members of the Official Committee of Unsecured Creditors (the “Committee”) in these cases:

Henry Jordan
Teton Enterprises, Inc.

Julie Schloss
1st Virtual Communications

Lee Grant
Cavalier Telephone

On December 10, 2002, the UST appointed two additional creditors as members of the Committee:

Joe Wielebinski
Munsch Hardt Kopf & Harr, P.C.

Carol Desmond-Donohue
Allegiance Telecom, Inc.

4.	Retention of Professionals

The Debtors employed Hughes & Luce, L.L.P., as bankruptcy counsel. Contact information for the Debtors’ bankruptcy counsel is set forth below:

Jeffrey R. Fine
Matthew J. Cleaves
Daniel I. Morenoff
Hughes & Luce, L.L.P.
1717 Main Street, Suite 2800
Dallas, Texas 75201
Telephone: (214) 939-5500
Facsimile: (214) 939-5849
www.hughesluce.com

The Committee employed Michelle Shriro, as bankruptcy counsel. The Committee’s professionals represent the Committee only and not any individual creditor. Contact information for the Committee’s bankruptcy counsel is set forth below:

Michelle Shriro
900 Jackson Street, Suite 120
Dallas, Texas 75202
(214) 393-3000

By order dated January 21, 2003, William K. Snyder and Corporate Revitalization Partners (“CRP”) have been retained as the Court’s independent neutral expert to provide restructuring and financial expertise, including management of the sale contemplated by the Plan and liquidation and financial analysis which may be disclosed herein. For more information concerning CRP’s capabilities please visit www.crpllc.net.

5.	Restructuring of Unexpired Leases and Executory Contracts

(a)    Generally

Since the Petition Date, as part of the process of streamlining their operations, the Debtors rejected various unexpired leases relating to real property. The Debtors are in the process of analyzing a variety of executory contracts that were determined to be burdensome or unnecessary. In addition, the Debtors were able to restructure and assume certain leases and contracts that were determined to be beneficial to the Debtors’ operations. Under the Plan, most of the Debtors’ leases and contracts will be assumed and assigned to a third party purchaser, while the remaining agreements will be rejected.

The Debtors may assume or reject executory contracts and unexpired leases of personal property prior to the confirmation hearing, and the deadline to assume or reject unexpired leases of nonresidential real property is currently January 31, 2003. The Debtors have filed with the Court an Emergency Motion to extend this deadline by an additional three months, to a period consistent with the expected consummation of a sale, and/or confirmation of the Plan.

(b)    Broadwing Communication Corporation

On December 31, 2002, the Debtors filed an Emergency Motion For Order Approving Assumption of Amended Master Services Agreement With Broadwing Communication Corporation (“Broadwing”). In the Motion, the Debtors sought approval to assume an amended Master Service Agreement between DataVoN and Broadwing (the “MSA”), which provides the over-arching framework for DataVoN’s relationship with Broadwing. The MSA, as amended, provides for Broadwing to provide several different classes of services as they are requested and ordered by DataVoN: Broadband Service, Private Line Service, POP Collocation Service and Internet Service. The term for the majority of services DataVoN has ordered from Broadwing will not expire until sometime between June of 2003 and June of 2004.

For some time, DataVoN has desired to negotiate better pricing with Broadwing or transfer its traffic from Broadwing’s network to other providers that have offered DataVoN better rates. Due to standard industry provisioning cycles, the migration of DataVoN’s traffic from Broadwing to other carriers would take several months to complete. In the event that a move is required, it is critical to DataVoN’s ability to provide quality services to its customers that it be able to smoothly transition from Broadwing’s services to those of other providers. Accordingly, DataVoN and Broadwing negotiated an Agreement to resolve certain disputes that exist between DataVoN and Broadwing; to allow the smooth migration of DataVoN’s traffic off of Broadwing’s network, if necessary; and to reduce DataVoN’s monthly costs associated with bandwidth acquisition. Additionally, the Agreement provides that Broadwing will continue to provide certain services that MeridianTelesis has indicated it will no longer perform after January 31, 2003.

On January 21, 2003, the Bankruptcy Court approved the Agreement and authorized the Debtors to proceed as outlined above.

6.	Employment Issues

On January 3, 2003, the Bankruptcy Court approved the Debtors’ employee retention plan (the “ERP”). The ERP provided certain “Stay-Put Bonuses” to be paid every sixty days equal to one-tenth of certain employees’ accrued two-months salary. . Additionally, the ERP provided for certain “Success Bonuses” which entitle certain employees of the Debtors to receive bonuses ranging from one-twelfth to one-sixth of their annual salary upon the successful consummation of the sale of substantially all of the Debtors’ assets. Such Success Bonuses are payable only if the employees continue to be employed by the Debtors at the time of the sale. Finally, the ERP provides that three executives of the Debtors are to be paid a Success Bonus based on a formula negotiated by the Debtors, CRP and the Official Committee of Unsecured Creditors, based on the sale price received by the Debtors for the sale of substantially all of the Debtors’ assets. More information about these bonuses can be discerned by reviewing the ERP.

7.	Sale of Assets

Subsequent to the bankruptcy filings, the Debtors assessed whether they could reorganize their business as a stand-alone entity. After such analysis, the Debtors determined, within their sound business judgment, that a sale of substantially all of the Debtors’ assets would provide the best recovery for the Debtors’ creditors and the estates. Prior to filing the petitions, the Debtors aggressively marketed the assets. Upon deciding to pursue a sale of the assets, the Debtors and CRP began negotiations with several different entities in an attempt to have a prospective purchaser submit a stalking horse bid. At the present time, the Debtors do not have a stalking horse bidder, however, the Debtors are hopeful that one can be secured before the hearing scheduled on January 30, 2003, when the Court will consider the Debtors Motion to Sell Substantially All Assets Free and Clear of Liens, To Authorize Assumption and Assignment of Executory Contracts and Unexpired Leases, To Establish Auction Date, Related Deadlines and Bid Procedures, To Approve The Form and Manner of Sale Notices, To Approve Break-Up Fees In Connection With The Solicitation of Higher or Better Offers (the “Bid Procedures Motion”). The Debtor’s believe that any stalking horse offer will accurately reflect the current market value of the assets of the Debtors as a going concern.

Prior to the sale, Debtor may need to sell certain assets not necessary for restructuring. If such a need arises, the Debtors will file the necessary motions with the Court.

8.	Internal Operational Changes

The Debtors also initiated various internal changes to make their operations more efficient by attempting to eliminate the excess infrastructure with a minimum of disruption to its business. The restructuring process includes the following initiatives:

•	Employee sharing arrangements with Transcom Communications.
•	Elimination of two Vice President positions in the operations group.
•	Expanded use of agent relationships in sales efforts.

D.	Litigation

1.	Pre-Bankruptcy

>From time to time, the Debtors are involved in lawsuits that are considered to be in the ordinary course of business. The following is a summary of the significant lawsuits that the Debtors were involved in prior to the Petition Date.

Teton Enterprises

DataVoN is currently involved in litigation with a former sales agent, Teton Enterprises, Inc., related to commissions allegedly owed to the former sales agent. In September 2001, a judgment was rendered against DataVoN in the approximate amount of $2.1 million, which included attorneys’ fees, court costs and interest. The judgment accrues interest at 10% per annum and, prior to the bankruptcy filing, the related interest was being accrued. DataVoN and the plaintiff in that litigation entered into a suspension agreement in February 2002 suspending execution of the judgment for at least six months. Under the terms of that agreement DataVoN paid the plaintiff $100,000 and agreed to pay $20,000 per month, and DataVoN issued to the plaintiff warrants covering 250,000 shares of DataVoN’s Common Stock with an exercise price of $0.32 per share. The cash consideration will be applied against the final judgment, if any, upheld on appeal. Additional warrants may be required to be issued under the suspension agreement. As of the petition date, DataVoN was current on all payments required under the suspension agreement. Teton has filed various motions with the Court seeking authorization to require the Debtor to resolve the appeal. DataVoN is currently reviewing appellate options related to the judgment. In addition, DataVoN is actively seeking complete resolution of all outstanding issues between DataVoN and Teton, however, there is no assurance that such a resolution will occur. In an effort to streamline the negotiations DataVoN has agreed to permit Teton to vote its claim in regard to the Plan.

2.	Post-Bankruptcy

In addition to these lawsuits that were commenced prior to the bankruptcy, chapter 5 of the Bankruptcy Code creates certain causes of action that a debtor may pursue, including preferences, fraudulent transfers, and other avoidance actions (collectively, the “Chapter 5 Actions”). Because the Debtors believe that creditors will not be able to have substantially all of their claims paid in full under the Plan, the Debtors believe that it will be beneficial to the bankruptcy estates to incur a significant amount of expenses attempting to obtain monetary recoveries on account of Chapter 5 Actions.

PLEASE REFER TO THE DEBTORS’ SCHEDULES AND STATEMENT OF FINANCIAL AFFAIRS FOR A COMPLETE LISTING OF ALL PAYMENTS MADE WITHIN 90 DAYS OF THE FILING OF THE BANKRUPTCY PETITIONS. IN ADDITION, THERE MAY HAVE BEEN PAYMENTS MADE TO INSIDERS WITHIN ONE YEAR OF THE FILING OF THE PETITIONS. ALTHOUGH THE DEBTORS HAVE NOT UNDERTAKEN AN ANALYSIS OF POTENTIAL AVOIDANCE ACTIONS, PLEASE BE ADVISED THAT IT IS LIKELY THAT SUBSTANTIAL POTENTIAL AVOIDANCE ACTIONS MAY EXIST AND MAY BE PROSECUTED AT THE DISCRETION OF THE TRUSTEE OF THE TRUST.

Therefore, except as otherwise provided in the APA (as defined below) all Chapter 5 Actions will be transferred to the Trust (as defined below), subject to the following terms:

(a)	any Chapter 5 Action may be asserted as a basis to object to any Claim pursuant to section 502(d) of the Bankruptcy Code;

(b)
the Trustee may assert any Chapter 5 Action pursuant to sections 542, 543, 544, 546, 548 or 549 of the Bankruptcy Code as a basis for an affirmative recovery against any Person, including without limitation any cause of action pursuant to the Texas Fraudulent Transfer Act, section 24.01 et seq. of the Tex. Bus. & Comm. Code, or under any other applicable law or statute, whether or not such Person asserts any Claim against the Trust; and.

(c)
the Trustee may assert a preference claim pursuant to section 547 of the Bankruptcy Code against any Person, whether or not they have filed a Claim, and whether or not they are an insider, as a basis for an affirmative recovery.

IN ADDITION TO AVOIDANCE ACTIONS NOTED ABOVE, THE DEBTORS RETAIN ALL RIGHTS AND CAUSES OF ACTION, INCLUDING WITHOUT LIMITATION, BREACHES OF CONTRACT, INSIDER ACTS, FRAUD, NEGLIGENCE, OR OTHER TORT

CLAIMS, OR OTHER CAUSES OF ACTION THAT MAY BE RAISED UNDER ANY STATUTE, APPLICABLE FEDERAL OR STATE LAW, COMMON LAW, OR OTHER GROUND, AND INTEND TO TRANSFER SAME TO THE TRUST, UNLESS PREVIOUSLY RESOLVED, TRANSFERRED UNDER THE APA OR OTHERWISE ABANDONED. SOME OR ALL OF THESE CAUSES OF ACTION MAY BE BROUGHT AGAINST CREDITORS,3 VENDORS,4 CUSTOMERS, FORMER EMPLOYEES,5 SHAREHOLDERS,6 FORMER OR CURRENT DIRECTORS,7 OR OTHER PARTIES NOT OTHERWISE RELEASED PURSUANT TO THE PLAN.

THE PLAN CONTEMPLATES A CLAIM ALLOWANCE PROCESS WHICH MAY RESULT IN REDUCTION OR TOTAL DISALLOWANCE OF ANY CLAIM FILED AGAINST THE ESTATE OR OTHERWISE NOTED IN THE SCHEDULES AND THE STATEMENT OF FINANCIAL AFFAIRS.

THE UNSECURED CREDITORS COMMITTEE HAS ADVISED THE DEBTORS THAT IT CONTINUES TO REVIEW PRE-PETITION LIENS AND PRE-PETITION TRANSACTIONS WITH INSIDERS. THE UNSECURED CREDITORS COMMITTEE CURRENTLY RETAINS ITS RIGHTS TO BRING SUCH CAUSES OF ACTION AS IT DEEMS APPROPRIATE.

III.
SUMMARY OF THE DEBTORS’ PLAN

The principal provisions of the Plan are summarized below. This summary is a broad outline of the Plan and is qualified in its entirely by reference to the Plan, which is attached to this Disclosure Statement. As noted above, all capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Plan.

The Plan designates certain classes of claims as outlined below. All claims are only allowed to (i) the extent the Bankruptcy Court has approved them or (ii) there is no pending claim objection or adversary proceeding on file with regard to that claim.

3 The Debtors, without limitation, reserve all rights and causes of action that may exist against Teton Enterprises, Inc. (“Teton”), Cisco Systems, Inc, and its affiliates (collectively, “Cisco”), Focal Communication Corporation, WorldCom, Inc. and its affiliates, Qwest Communication Corporation (“Qwest”), Transcom, and others. Some of these causes of action include routine billing disputes.

4 The Debtors continue to evaluate potential causes of action against Cisco, including without limitation, causes of action arising or related to a pre-petition settlement agreement between DataVoN and Cisco, and all aspects of the Debtors’ relationships with Cisco.

5 The Debtors retain the right to pursue claims against former employees, including, without limitation, those arising from the wrongful utilization of information or processes developed by the Debtors.

6 Unless otherwise released, the Debtors retain all rights regarding litigation against shareholders, including without limitation, claims against former management and Transcom.

7 The Debtors believe there may be D&O insurance coverage regarding affected Persons.

A.	Description of Chapter 11

Once a petition in bankruptcy is filed, actions to collect pre-petition indebtedness are stayed, and other contractual obligations may not be enforced against a debtor. These protections give debtors the opportunity to restructure their operations under court supervision and guarantee that all creditors will receive fair and equitable treatment. After the petition date, the debtors are given the opportunity to restructure their operations and may obtain credit, sell assets, and reject executory contracts and lease obligations, subject to court approval. Debtors may then propose a plan of reorganization to restructure their obligations. Substantially all liabilities of a debtor as of a petition date are subject to settlement under a plan of reorganization and are to be voted upon by all impaired classes of creditors and interest holders and approved by a bankruptcy court. The approval of a plan of reorganization allows a debtor to emerge from bankruptcy and to continue operating its business without continued court supervision.

B.	Classification of Claims

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in Classes. The classification of Claims is made for purposes of voting on the Plan, making distributions under the Plan, and for ease of administration. The manner for satisfying each Claim or Interest will depend on how the Claim or Interest is classified.

Administrative Claims

Administrative Claims are not classified under the Plan and include certain types of Claims that arose after the Petition Date. Section 503 of the Bankruptcy Code establishes the following categories of claims that are treated as Administrative Claims:

•	actual and necessary costs and expenses of preserving the Debtors’ estates, including wages, salaries, and commissions for services rendered after the Petition Date;

•	certain taxes incurred by the Debtors’ estates; and

•	compensation and reimbursement for Professionals under section 330(a) of the Bankruptcy Code.

Priority Tax Claims

Priority Tax Claims are not classified under the Plan and are Claims for taxes that are given priority under section 507(a)(8) of the Bankruptcy Code, including income taxes, property taxes, withholding taxes, employment taxes, excise taxes, and custom duties. The Debtors believe that these claims total approximately $ 44,929.00 as of December 31, 2002.

Classified Claims

As required by the Bankruptcy Code, the Debtors have divided Claims and Interests into the following Classes:

Class 1 – Unsecured Non-Tax Priority Claims.

Class 1 consists of Unsecured Claims against the Debtors that are entitled to priority under sections 507(a)(3), 507(a)(4) and 507(a)(6) of the Bankruptcy Code but does not include Priority Tax Claims. This Class includes Claims for wages, salaries, or commissions, including vacation, severance, and sick leave pay earned by employees of the Debtors during the ninety days preceding the Petition Date, but only to the extent of $4,650 for each individual (“Employee Wage Claims”). In addition, this Class includes Claims for contributions to employee benefit plans of the Debtors arising from services rendered during the 180 days preceding the Petition Date, but only to the extent of the number of employees covered by such plans multiplied by $4,650, less the aggregate amount of Employee Wage Claims.

The Debtors have not sought an order authorizing payment of in the ordinary course of business of pre-petition wages, salaries, employee benefits and reimbursable business expenses, under section 507(a)(3) and (4) of the Bankruptcy Code, up to the statutory limit of $4,650. The Debtors do not believe that any Claims exist with respect to section 507(a)(6) of the Bankruptcy Code (consumer deposits). The Debtors estimate that there will be less than $50,000 of Claims in this class.

Class 2 – Secured Claims.

Class 2 consists of Secured Claims against the Debtors. Such Claims generally consist of debts that are secured by equipment of the Debtors.

The Debtors estimate that the Claims in this class will total approximately $2.7-2.9 million; however, it is possible that certain equipment leases could be characterized as conditional sales agreements or secured financings and that security deposits held by lessors, utility companies, and other parties could be included as Secured Claims. Although other liens may exist of which the Debtor is unaware, the Debtor believes such liens would be insubstantial, individually and in the aggregate.

Class 3 – Convenience Claims.

Class 3 consists of pre-bankruptcy Unsecured Claims against the Debtors of $2,500 or less, or which the holder elects to reduce its Claim to $2,500.

The Debtors estimate that the claims in this class will be approximately $35,000.

Class 4 – General Unsecured Claims.

Class 4 consists of pre-bankruptcy Unsecured Claims against the Debtors in excess of $2,500 that are not otherwise classified herein. Class 4 is subdivided into the following classes:[8]

Class 4(A) represents creditors holding claims against DTVN.
Class 4(B) represents creditors holding claims against DataVoN.
Class 4(C) represents creditors holding claims against Zydeco.
Class 4(D) represents creditors holding claims against VI.

8 Each subclass will receive treatment based upon the individual assets and liabilities of that entity-subject to any action to avoid intercompany transfers.

The Bar Date for creditors to file proofs of claim is February 5, 2003. At the time of the filing of this Disclosure Statement, the Debtors have scheduled Claims in the following amounts:[9]

Class 4(A): $1,026,817.25
Class 4(B): $9,485,209.13
Class 4(C): $17,650.06
Class 4(D): $379,617.22

In addition, approximately $2,109,434.18 or 22.2% of the Claims in Class 4(B) relates to the Claim of Teton Enterprises, Inc. The Debtors anticipate that additional unsecured claims will be filed as the bar date approaches. Until the Bar Date passes, however, the amount of the total number of unsecured claims is not fixed, and additional claims can be filed. Moreover, general unsecured claims arising from the rejection of leases or contracts may be filed after the Bar Date and such Rejection Claims could also increase significantly the total number of unsecured claims in any particular estate.

The Debtors are in the process of analyzing the remaining Claims and the potential distribution to creditors can vary depending upon the ultimate allowance or disallowance of any particular claim.

Class 5 – Equity Interests.

Class 5 consists of holders of Existing Common Stock.

C.	Treatment Of Claims

Administrative Claims.

Administrative Claims are not impaired under the Plan. Allowed Administrative Claims will be paid in Cash in full as soon as reasonably practicable after the later of (a) the Effective Date or (b) the date that the Claim becomes an Allowed Claim. Requests for the payment of Administrative Claims (including Fee Claims) must be filed with the Bankruptcy Court and served no later than the Administrative Claims Bar Date, which will be sixty (60) days after the Effective Date. Failure to timely file such requests shall forever bar recovery of such amounts.

Priority Tax Claims.

Priority Tax Claims are not impaired under the Plan. Allowed Priority Tax Claims will be paid in Cash in full as soon as reasonably practicable after the later of (a) the Effective Date or (b) the date that the Claim becomes an Allowed Claim. The holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 4, and the holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from the Trustee or the Trust.

9 Each Debtor maintains a separate set of books and records and of outstanding claims.

Classified Claims

Class 1 – Unsecured Non-Tax Priority Claims.

Unsecured Non-Tax Priority Claims are not impaired under the Plan.

Allowed Unsecured Non-Tax Priority Claims will be paid in Cash in full as soon as reasonably practicable after the later of (a) the Effective Date or (b) the date that the Claim becomes an Allowed Claim.

Class 2 – Secured Claims.

Secured Claims are impaired under the Plan.

At the sole discretion of the Debtors, Allowed Secured Claims will either (a) receive the collateral securing the Secured Claim, or (b) be paid in Cash in full, plus interest, as determined by the Bankruptcy Court, as soon as reasonably practicable after the later of (i) the Initial Distribution Date or (ii) the date that the Claim becomes an Allowed Claim. With the consent of the creditor and the Debtors, and subject to Bankruptcy Court approval after appropriate notice to creditors, certain Allowed Secured Claims may be afforded alternative treatment including assumption of modified financing and security agreements.

Class 3 – Convenience Claims.

Convenience Claims are impaired under the Plan.

Allowed Convenience Claims will be paid in Cash in full as soon as reasonably practicable after the later of (a) the Initial Distribution Date or (b) the date that the Claim becomes an Allowed Claim.

Class 4 – General Unsecured Claims.

General Unsecured Claims are impaired under the Plan.

As discussed in section III.D herein (“Means of Plan Implementation”), the Debtors anticipate selling substantially all of their assets to a third-party purchaser and will place the proceeds of this sale, along with any other remaining assets, into the Trust. The Trustee will liquidate any remaining assets, and after all Claims in Classes 1, 2, and 3 have been paid in full, the remaining cash proceeds (up to the aggregate amount of General Unsecured Claims) will be allocated among the four (4) Debtors10 and therafter divided among holders of Allowed General Unsecured Claims on a pro rata basis (based on the amount of the Claim of each holder, as of the Distribution Record Date). In the event that Allowed General Unsecured Claims are paid in full prior to any distributions being made to any junior classes, holders of Allowed General Unsecured Claims shall be entitled to receive interest on such claims, calculated at the then-applicable federal rate of interest under Section 28 U.S.C. § 1961 as of the Effective Date. See section III.D.5 herein (“Distributions”), for a summary of the distribution process.

10 The allocation to each Debtor of sales proceeds will be based upon a final liquidation and valuation analysis of each estate prepared and reviewed by the Debtors management and CRP.

Class 5 – Equity Interests.

Equity Interests are impaired under the Plan.

In the event that the Claims in Classes 1, 2, 3, and 4 are paid in full, plus interest, as determined by the Bankruptcy Court, the remaining cash proceeds from the Trust will be divided between holders of Existing Common Stock on a pro rata basis (based on the number of shares held by each holder, as of the Distribution Record Date). Even though the liquidation analysis suggests that there may be excess funds to pay holders of Existing Common Stock of certain Debtors upon 100% payout of their respective creditors, the Debtors believe that such excess funds should be reallocated on a pro rata basis to all other Class 4 creditors of the remaining Debtor entities until they are paid in full. In essence, therefore, holders of Existing Common Stock are subordinated until all Class 4 claimants of whatever estate are paid in full.

D.	Means of Plan Implementation

On December 31, 2002, the Debtors filed the Debtors Motion to Sell Substantially All Assets Free and Clear of Liens, To Authorize Assumption and Assignment of Executory Contracts and Unexpired Leases, To Establish Auction Date, Related Deadlines and Bid Procedures, To Approve The Form and Manner of Sale Notices, To Approve Break-Up Fees In Connection With The Solicitation of Higher or Better Offers (the “Bid Procedures Motion”).

In connection with the sales process, the Debtors filed an application to engage the services of an outside, independent consulting firm, Corporate Revitalization Partners, and its principal, William K. Snyder (collectively, “CRP”), to manage all aspects of the sale process, including, without limitation, creating sales procedures, soliciting bids, negotiating a stalking horse bid, qualifying bidders, and conducting the auction process. During a hearing on January 15, 2003, it was announced that CRP will be appointed by the Court as a “neutral expert” for the Court with the duties described above. On January 21, 2003, the Court entered an Order employing CRP and Mr. Snyder as a independent neutral expert.

The Bid Procedures Motion and the Plan contemplate the sale of substantially all assets of the Debtors, with all proceeds to be distributed to allowed claims by a creditor’s trust. The Debtors, through CRP, have already begun negotiations with several potential purchasers for the sale of substantially all of its assets (collectively, the “Assets”) and the assignment of various executory contracts and unexpired leases (the “Contracts”) to a qualified stalking horse bidder, should one be found. Should a stalking horse bidder emerge, CRP will negotiate a suitable stalking horse bid. It is anticipated that the stalking horse bidder will enter into a proposed asset purchase agreement (in form acceptable to CRP and the Debtors) which will be subject to Court approval and subject to higher or better offers. As part of its duties, CRP will promulgate a uniform Asset Purchase Agreement form (the “APA”) available to all qualified bidders. The Debtors believe that the terms and conditions detailed in the APA will be fair and equitable. It is currently contemplated that a sale of the Debtors’ assets will, by necessity, require the Debtors to continue as a going concern. One or more motions may need to be filed by the Debtors as part of the sales process, subject to Court approval, which may provide, among other things, that the Debtors’ employees would be hired by a successful bidder, contracts may need to be assumed and assigned, and other administrative matters, such as escrow arrangements, may need to be approved. To the extent required by the Court, an additional sale approval motion may also be necessary, to approve a particular successful bidder transaction.

A stalking horse Purchase Agreement, should one come to fruition, will be subject to higher and better offers for the Assets and Contracts. To more accurately evaluate competing bids and ensure an orderly auction process, the Debtors, upon recommendation of CRP, are proposing to establish an auction date of February 28, 2003, at which time all Qualified Bidders (as defined below) can participate in an auction for the Assets and Contracts.

The Debtors will consider other bids for the Assets and Contracts and has divided the process by which parties interested in acquiring the Debtors’ assets may participate in the sales process.

a.	First Stage – Sending out Teaser Materials

In the First Stage, the Debtor and CRP will identify potential parties that might be interested in purchasing the Debtor’s Assets and Contracts. The Debtor and CRP shall put together a preliminary packet of information (the “Teaser Materials”) that will be delivered to all identified potentially interested parties (as well as all parties that contact the Debtors or CRP and request the Teaser Materials) and that will disclose the nature of the stalking horse bid, if one exists at such time, discuss pertinent facts about the sale process and disclose sufficient public or non-confidential information about the Debtor’s Assets and Contracts to generate interest from potentially interested parties. Any party that is interested in receiving additional due diligence materials beyond those delivered in the Teaser Materials shall deliver to the Debtor: (1) an executed Confidentiality Agreement (in a form provided by the Debtors and CRP); and (2) a Letter of Interest that shall state the Assets and/or Contract that interested party is interested in acquiring and the potential range of purchase price that the party is considering for a competing bid. Any such party meeting the above described requirements shall be considered an “Interested Party.”

b.	Second Stage – Preliminary Due Diligence Binders

In the Second Stage, the Debtors and CRP shall work together to compile preliminary due diligence binders (the “Due Diligence Binders”). The Due Diligence Binders shall contain additional materials that may be non-public and material in nature and shall describe the Debtors’ Assets, Contracts and business operations in greater detail. The Debtors and CRP have already begun compiling the information to be included in such Due Diligence Binders.

The Debtors and CRP shall deliver to the Interested Parties a copy set of the Due Diligence Binders. All parties receiving the Due Diligence Binders shall be bound under the signed and executed Confidentiality Agreement to keep all materials complied therein confidential. The Debtor or CRP may demand return of the Due Diligence Binders from any Interested Party, who shall then return the Due Diligence Binders to the Debtor within three business days.

c.	Third Stage – Qualified Bidders

If after the review of the Due Diligence Binders an Interested Parties wishes to become a “Qualified Bidder” and be able to participate in the auction for the sale of the Debtors’ Assets and Contracts, such Interested Party must deliver (unless previously delivered) to the Debtors (i) current audited financial statements of the Interested Party (or the equity holder(s) of a Interested Party if the Interested Party was formed for the purpose of acquiring the Assets and Contracts who shall guarantee the obligations of the Interested Party) or such other form of financial disclosure and credit-quality support or enhancement acceptable to the Debtors and CRP; (ii) a good faith deposit of not less than $50,000 to be held in escrow by the Debtors pursuant to an escrow agreement; and (iii) a preliminary (non-binding) proposal regarding: (a) the purchase price range, (b) any assets expected to be excluded, (c) the structure and financing of the transaction, (d) any anticipated regulatory approvals required to close the transaction and the anticipated time frame and impediments for obtaining the same, (e) any conditions to closing that it may wish to impose in addition to those set forth in the Agreement, and (f) the nature and extent of additional due diligence it may wish to conduct. A Qualified Bidder is an Interested Party (including a stalking horse bidder) that delivers the documents described above and that the Debtors and CRP determine is reasonably likely (based on availability of financing, experience and other considerations) to be able to consummate the sale of Assets (the “Sale”) if selected as the Successful Bidder within a time frame acceptable to the Debtors.

After an Interested Party delivers all of the items required above, the Debtors, working with CRP, shall determine, and shall notify the Interested Party, whether the Interested Party is a Qualified Bidder. After the Debtors notify the Interested Party that it is a Qualified Bidder, the Debtors shall allow the Qualified Bidder to conduct additional due diligence with respect to the Assets. The Debtors shall designate an employee or representative to coordinate all reasonable requests for additional information and due diligence access for such Qualified Bidders.

Although the Court has not yet established the deadline for competing bids to be received, the Debtors and CRP have asked the Court to establish a bid deadline of February 14, 2003. The Debtors may extend the Bid Deadline once or successively, but are not obligated to do so. If the Debtors receive a proposal or offer (a “Competing Bid”) from any person other than a stalking horse, should one emerge, (a “Competing Bidder”) relating to any acquisition or purchase of all or substantially all of the Assets, or any equity interest in Debtors, or any merger, consolidation, reorganization, recapitalization or business combination with Debtors, is presented to Debtors or the Court which meets the provisions and conditions of the participation requirements, then the Debtors shall promptly communicate to the stalking horse bidder the terms of the Competing Bid.

Any party wishing to submit a competing bid must submit a bid or letter from a Qualified Bidder stating that: (i) the Qualified Bidder offers to purchase the Assets and Contracts upon the terms and conditions set forth in a copy of the Agreement attached to such letter, marked to show those amendments and modifications to the Agreement, including price, terms, and assets to be acquired, that the Qualified Bidder proposes (a “Marked Agreement”); and (ii) the Qualified Bidder’s offer is irrevocable until the earlier of 48 hours after closing of the Sale or 30 days after the conclusion of the Sale Hearing. A Qualified Bidder shall accompany its bid with: (i) a deposit in a form acceptable to the Debtor (the “Good Faith Deposit”) in the amount of $50,000 payable to the order of Hughes & Luce, L.L.P, as agent for the Debtors; and (ii) written evidence of a commitment for financing or other evidence of ability to consummate the transaction. Unless otherwise waived by the Debtors in writing, the Debtors will consider a bid only if the bid: (a) provides overall value for the Assets to the Debtors (and in the case there is a stalking horse bid, an amount in the aggregate which is at least 3% above the Purchase Price bid in the stalking horse Purchase Agreement plus the sum of $150,000); (b) is on terms that in the Debtors’ business judgment are not materially more burdensome or conditional than the terms of any stalking horse Agreement; (c) is not conditioned on obtaining financing or on the outcome of unperformed due diligence by the Qualified Bidder; (d) does not request or entitle the Competing Bidder to any break-up fee, termination fee, expense reimbursement or similar type of payment; and (e) is received by the Bid Deadline. A bid received from a Qualified Bidder that meets the above requirements is a “Qualified Bid.” A Qualified Bid will be valued based upon factors such as the net value provided by such bid and the likelihood and timing of consummating such transaction.

If at least one Qualified Bid has been received which the Debtor determines is higher or otherwise better than a stalking horse bid, or if no such stalking horse bid emerges, the Debtors will conduct an auction (the “Auction”). The Debtors are proposing that the Auction take place on February 28, 2003, at the offices of Hughes & Luce, L.L.P (or such later time or other place as the Debtors will notify all Qualified Bidders who have submitted Qualified Bids, but in no event later than two days prior to the Sale Hearing). Only Qualified Bidders will be eligible to participate at the Auction. At least two business days prior to the Auction, each Qualified Bidder who has submitted a Qualified Bid must inform the Debtors whether it intends to participate in the Auction.

Based upon the terms of the Qualified Bids received, the number of Qualified Bidders participating in the Auction, and such other information as the Debtors determine is relevant, the Debtors and CRP, in their sole discretion, may conduct the Auction in the manner it determines will achieve the maximum value for the Assets. The Debtors may adopt rules for bidding at the Auction that, in its business judgment, will better promote the goals of the bidding process and that are not inconsistent with any of the provisions of the Bidding Procedures, the Bankruptcy Code or any order of the Bankruptcy Court entered in connection herewith.

As soon as practicable after the conclusion of the Auction, the Debtors, in consultation with its financial advisors CRP, shall: (i) review each Qualified Bid on the basis of financial and contractual terms and the factors relevant to the sale process, including those factors affecting the speed and certainty of consummating the Sale; and (ii) identify the highest or otherwise best offer for the Acquired Assets (the “Successful Bid”) and the bidder making such bid (the “Successful Bidder”).

On the closing of this transaction, 25% of the Cash Purchase Price will be deposited by the Purchaser into an account (the “Escrow Account”) with an escrow agent selected by the Purchaser but reasonably acceptable to the Debtors. For nine months after the closing of this transaction, the Purchaser will be able to draw upon the Escrow Account to satisfy any post-closing adjustments to the Net Asset Value or certain damages suffered by the Purchaser in conjunction with this transaction. After the expiration of this nine-month period, the escrow agent will release the remaining proceeds of the Escrow Account to the Trustee.

1.     Sale Process

As soon as is practicable, the Debtors will file with the Bankruptcy Court the Plan Supplement, which will include (a) an APA between the Debtors and the Purchaser and (b) the Assumption List and the Rejection List, which will identify the Unexpired Leases and Executory Contracts (and other liabilities) which will be assumed or rejected, respectively. On the Supplement Deadline, the Debtors shall serve the Assumption List and the Rejection List, on those persons whose Unexpired Leases and Executory Contracts (or other liabilities) will be assumed or rejected, respectively, under the APA. Any party in interest that wishes to obtain a copy of the APA may do so by contacting the counsel for the Debtors.

2.     Unexpired Leases and Executory Contracts

The Assumption List shall identify those Unexpired Leases and Executory Contracts which will be assumed by the Debtors and assigned to the Purchaser, as of the Effective Date. All other Unexpired Leases and Executory Contracts of the Debtors will be rejected, as of the Effective Date, and equipment lessors to leases being rejected will be able to recover their equipment as soon as reasonably practicable after the Effective Date. The Debtors anticipate that all customer contracts and all Unexpired Leases and Executory Contracts that have previously been assumed by the Debtors will be assigned to the Purchaser. The Debtors and the Purchaser will work with all outsourcing customers to provide a smooth transition of their agreements.

Any Cure Amount Claims relating to Unexpired Leases and Executory Contracts that are assumed and assigned to the Purchaser will be paid by the Purchaser as soon as reasonably practicable after the Effective Date.

Any creditor asserting Rejection Claims arising from the rejection of Unexpired Leases or Executory Contracts will be required to file a proof of claim prior to sixty (60) days following the later of the Effective Date or the date that a Final Order approving the rejection is entered. The failure to timely file a proof of claim will forever bar the creditor from recovering on account of the Rejection Claim. Allowed Rejection Claims will be treated as Class 4 General Unsecured Claims.

3.     Trust

Upon the closing of the sale to the Purchaser, the Trust will be formed, and the cash proceeds from the sale and any remaining assets of the Debtors will be transferred to the Trust. The Treadstone Group, Inc. (the “Trustee”) is proposed to be the initial trustee for the Trust. The Trustee has extensive experience in insolvency matters and have substantial experience in asset liquidation.

The Trustee shall be entitled to hire professionals and shall liquidate any assets (including causes of action) which are not transferred to the Purchaser. The proceeds from the liquidation of such assets, along with the cash proceeds from the sale to the Purchaser shall be used to make distributions to Creditors.

The Trustee will be entitled to receive compensation for services rendered in the form of a commission, as approved by the Bankruptcy Court, as follows:

a)	Thirty-five thousand dollars ($35,000), plus one percent (1%) of all monies disbursed over one million dollars ($1,000,000); and

b)	Seventy-five dollars ($75) per hour for time spent on work not directly related to disbursing funds.

The Trustee will be reimbursed for a one-time fee of seven hundred fifty dollars ($750) for the electronic importation of creditor data and will arrange for the preparation of annual tax returns, which will not exceed seven hundred fifty dollars ($750) per year. The Trustee will also be reimbursed for all other reasonable out-of-pocket expenses incurred by the Trustee in the performance of its duties, such expenses to be approved by the Bankruptcy Court.

4.     Distributions

Holders of Allowed Administrative Claims and Priority Tax Claims, along with creditors in Class 1 holding Allowed Unsecured Non-Tax Priority Claims, in Class 2 holding Allowed Secured Claims (to the extent that the Debtors elect to retain the respective collateral) and those in Class 3 holding Allowed Convenience Claims, shall be paid in full.

Holders of Class 4 Allowed General Unsecured Claims will receive an initial distribution from the Distribution Funds (which shall equal the amount of cash in the Trust, less any amounts needed to satisfy the Claims in Classes 1, 2, and 3 in full and any expenses which are estimated to be incurred to satisfy the implementation of the Plan) on the Initial Distribution Date as allocated to the four (4) Debtors. The Initial Distribution Date shall be a date, as determined by the Trustee, as soon as reasonably practicable after the Effective Date. In the event that the Trustee reasonably determines that interim distributions between the Initial Distribution Date and the Final Distribution Date would be practicable, taking into consideration the status of claims objections and whether the Trust has obtained additional Cash, the Trustee shall determine the dates for such interim distributions (the “Interim Distribution Dates”). The Trustee shall obtain approval by the Bankruptcy Court prior to making any distributions.

The distribution made on the Initial Distribution Date shall be such amount, and on such terms, as may be approved by the Bankruptcy Court. The Trustee may hold back in reserve such sums as he may deem reasonably necessary, in the exercise of his good faith discretion, to satisfy the expenses of the Trust, all Disputed Claims, or potentially Disputed Claims, not previously resolved, and the estimated amount of all other potential Claims, including Rejection Claims, Contingent Claims, and Unliquidated Claims. Prior to the Final Distribution, the Trustee may make interim distributions on the Interim Distribution Dates in such amounts and on such terms as the Trustee may deem necessary or appropriate.

On the Final Distribution Date, after satisfying all expenses incurred in implementing the Plan and after satisfying all Claims in Classes 1, 2, and 3 in full, the Trustee shall distribute all remaining Distribution Funds to the holders of Allowed General Unsecured Claims in the manner described above (in the discussion of “Treatment of Claims”) that provides each holder of an Allowed General Unsecured Claim shall have received a Pro Rata portion of the Distribution Funds, up to the amount of its Allowed Claims.

In the event that the Trustee is able to satisfy all Allowed Claims in Classes 1, 2, 3, and 4 in full, plus interest, as allowed by the Bankruptcy Court, all remaining Distribution Funds shall be distributed Pro Rata to holders of Existing Common Stock.

5.     Claim Objections

The Trustee shall have the duty to object to Claims and to prosecute such objections, as appropriate. After the Effective Date, only the Trustee shall have the right to object to Claims.

6.     Litigation

All claims and causes of action of the Debtors not resolved, assigned or abandoned by the Debtors prior to the Effective Date of the Plan shall be transferred to the Trust, and the Trustee shall have the right and duty to prosecute such claims and causes of action or to assert such claims and causes of action as counterclaims against Claimants.

E.     Effects of Confirmation

1.     Discharge and Releases

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge, and release of all Claims and termination of all Interests arising on or before the effective date of the Plan. All persons or entities that have held, currently hold, or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any actions on account of any such discharged Claims, debts or liabilities, or terminated Interests or rights.

Except as provided in the Plan or in the Confirmation Order, as of the Effective Date, in consideration for the obligations of the Debtors under the Plan, (a) each holder of a Claim that votes in favor of the Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted, each entity that has held, holds, or may hold a Claim or at any time was a Creditor or equity security holder of either of the Debtors and that does not vote on the Plan or votes against the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities of the Debtors (other than the right to enforce the Debtors’ obligations under the Plan and the contracts, instruments, releases, agreements, and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity, or otherwise, that are based in whole or in part on any act, omission, transaction, or other occurrence taking place on or prior to the effective date of the Plan in any way relating to the Debtors.

The Debtors, the Trustee, and their respective current directors (other than insiders of Transcom), current officers (other than insiders of Transcom), employees, and Professionals, acting in such capacity, and the Creditors Committee and its members and professionals will neither have nor incur any liability to any person or entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation, or consummation of the Plan, the Disclosure Statement, or any contract, assignment, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Plan, or with respect to any act taken or omitted in connection with or related to the Cases or in connection with the discharge of their duties and obligations related to the Debtors (including the Debtors-in-Possession, the Trust or the Creditors Committee; provided, however, that the foregoing provisions will have no effect on: (1) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release, or other agreement or document to be entered into or delivered in connection with the Plan or (2) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct. Nothing herein shall limit any liability of any director, officer, or employee that is (a) not currently employed by, or a director or officerof, the Debtors, or (b) is currently an employee, officer or director of Transcom, may have to any entity for any act taken or omitted to be taken prior to or after the Petition Date.

2.     Vesting

On the Effective Date, the Purchased Assets shall vest in the Purchaser, free and clear of all liens, claims, and encumbrances, and the Trust Assets shall vest in the Trust, free and clear of all liens, claims, and encumbrances.

3.     Substantive Consolidation

The Debtors have undertaken a preliminary analysis of the orderly liquidation recovery for creditors of each of the four Debtor estates. This analysis suggests that DataVoN creditors would receive substantially greater distributions if the estates were consolidated than if not. Conversely, the creditors of Zydeco would receive substantially less of a distribution were the estates consolidated. Moreover, since the Debtors have consistently maintained separate books and records, audited on a consolidated basis, the Debtors currently believe that substantive consolidation of the four Debtors estates is not warranted.

Therefore, for purposes of implementing the Plan, confirmation of the Plan is not conditioned upon the approval by the Bankruptcy Court of a substantive consolidation of the Debtors. Substantive consolidation is an equitable remedy in bankruptcy, which results in the pooling of the assets and liabilities of a debtor with one or more other debtors solely for purposes of distributions to creditors and voting on and treatment under a plan of reorganization. The Debtors believe that the circumstances involving the Debtors do not now justify such an action. If the Debtors estates were to be consolidated, (a) all assets and liabilities of the Debtors would be deemed merged; (b) all guarantees of the Debtors would be deemed eliminated so that any claim against any of the Debtors would be deemed one obligation of the consolidated Debtors; and (c) each and every claim filed against any of the Debtors would be deemed filed against the consolidated Debtors and would be deemed one claim against, and a single obligation of, the consolidated Debtors. By maintaining separate estates the Debtors believe that a more fair distribution will be made to the creditors of each Debtor entity.

There are no definitive rules as to when substantive consolidation will be ordered. Factors relied upon by bankruptcy courts in approving a substantive consolidation have included (a) whether the debtors are interrelated entities operating under a common parent for tax and business purposes, (b) whether creditors have dealt with the debtors as a single economic unit, (c) the absence of substantial prejudice to particular creditors arising from a substantive consolidation, (d) whether corporate formalities have been followed, (e) whether assets and records have not been kept separate, (f) whether there are intercompany guarantees of loans and other matters and (g) whether a consolidation will benefit all creditors. No single factor is determinative.

The Debtors do not now believe that these factors support a substantive consolidation of the Debtors under the current circumstances. Although the Debtors have operated as a single economic unit, and many creditors treat the Debtors as a consolidated entity and have asserted claims against all of the Debtors, the Debtors have maintained separate audited books and records clearly delineating the assets and liabilities of each Debtor.

The Debtors will not be filing a motion to substantively consolidate the Cases. However, if another interested party files such a motion and if such a motion is granted by the Bankruptcy Court, votes on account of the Plan will be tabulated on a consolidated basis; however, if such a motion is not granted by the Bankruptcy Court, votes on account of the Plan will be tabulated separately for each of the Estates. No assurance can be given, however, that the Bankruptcy Court will either approve or disapprove any proposed substantive consolidation of the Debtors.

4.     Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction as is legally permissible, including jurisdiction to:

•
Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any objections to the allowance, priority or classification of Claims or Interests;

•	Grant or deny any applications for allowance of compensation or reimbursement of expenses of Professionals authorized pursuant to the Bankruptcy Code or the Plan;

•
Resolve any matters related to the assumption, assumption and assignment, or rejection of any Unexpired Lease or Executory Contract to which any of the Debtors is a party and to hear, determine, and, if necessary, liquidate any claims arising therefrom;

•	Ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

•
Decide or resolve any motions, adversary proceedings, contested, or litigated matters and any other matters, including without limitation, all avoidance actions and potential causes of action referenced in this Disclosure Statement, and grant or deny any applications involving the Debtors or the Plan Trustee;

•
Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

•
Resolve any cases, controversies, suits, or disputes that may arise in connection with or the consummation, interpretation, or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is entered into or delivered pursuant to the Plan or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

•
Modify the Plan pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document entered into, delivered, or created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

•
Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation, or enforcement of the Plan or the Confirmation Order;

•
Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated or distributions pursuant to the Plan are enjoined or stayed;

•
Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

•	Enter final decrees upon request; and

•	Determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code, including any Disputed Claims for taxes.

IV.
RISK FACTORS TO BE CONSIDERED

The following is intended as a nonexclusive summary of certain risks associated with the Plan. In addition, holders of claims and interests should review the Plan. Each claimant is encouraged to supplement this summary with his own analysis and evaluation of the Plan and the Disclosure Statement as a whole and to consult with such person’s advisors.

A.     Risks Related to the Debtors ‘s Operations

The Debtors have a limited operating history and a brief history of positive financial results, and you may inaccurately assess its prospects for success.

In 2001 and 2002, the Debtors deployed substantially new network elements. Due to the Debtors’ limited operating history in its current lines of business, it is difficult for the Debtors to predict future results of operations. Moreover, the Debtors cannot be sure that it has accurately identified all of the risks to its business, especially since the Debtors use new, and in many cases, unproven technologies, and provide new services. Additionally, the Debtors’ operations in the third and fourth quarters of 2002, while generating positive financial results, may not be indicative of the future prospects for positive financial results. Past results and rates of growth may not be a meaningful indicator of its future results of operations.

The Debtors’ revenue and results of operations have fluctuated and may continue to fluctuate significantly from quarter to quarter and month to month in the future due to a number of factors, many of which are not in its control, including, but not limited to:

•	the amount of traffic the Debtors is able to sell to its customers, and their decisions on whether to route traffic over the Debtors’ network;

•	the percentage of traffic that the Debtors is able to carry over the managed IP network, rather than over the more costly traditional public-switched telephone network;

•	the Debtors’ ability to negotiate changes in the termination fees charged by its local providers when its margins deteriorate;

•	capital expenditures required to expand or upgrade its network;

•	technical difficulties or failures of its network systems or third-party delays in expansion or provisioning system problems; and

•	the Debtors’ ability to offer value-added services that are appealing to the market.

Because of these factors, you should not rely on quarter-to-quarter or month-to-month comparisons of the Debtors’ results of operations as an indication of its future performance. It is possible that, in future periods, the Debtors’ results of operations will be significantly lower than recent or previous results.

The Debtors’ revenue would decline significantly if it lost one or more of its most significant customers.

The Debtors generate a vast majority of revenue from a limited number of customers. One Customer accounts for over 40% of the Debtors’ revenue. Customers may discontinue their use of the Debtors’ services at any time, and without notice. Loss of a significant customer would adversely impact the Debtors and could adversely impact a potential sale of the Debtors’ assets.

Additional capital will likely be required in order to operate the Debtors and/or their assets in the future.

The Debtors need additional capital to finance investments in and replacement of equipment and corporate infrastructure, expand its network, increase the range of services and respond to competitive pressures and perceived opportunities.

The Debtors may not be able to generate sufficient revenue to maintain profitability if telecommunications carriers and other communications service providers are reluctant to use its services or do not use its services in sufficient volume.

The market for IP telephony is new and if customers cease using IP telephony the Debtors’ business, financial condition, and results of operations will be materially adversely affected.

The Debtors’ customers may be reluctant to use its services for a number of reasons, including:

•	perceptions that the quality of voice transmitted over the packet switched data network is low;

•	regulatory concerns;

•	perceptions that IP telephony is unreliable; and

•	traffic may not be able to be delivered with significant cost advantages.

Because the Debtors are wholesalers, business depends on carriers and other communications service providers generating voice and data traffic, and selecting the Debtors’ network to carry traffic. If voice and data traffic decreases and/or these third-parties do not employ the Debtors’ network, the

Debtors’ ability to generate sufficient revenues to maintain profitability will be materially adversely affected. The Debtors can not assure you that end-users will continue to purchase services from the Debtors’ customers or that Debtors’ customers will maintain a demand for services.

The Debtors depend on key personnel and may have difficulty retaining the skilled employees it needs to execute its growth plans.

The Debtors depend heavily on key management. The Debtors’ future success will depend, in large part, on the continued service of its key management and technical personnel. While the Debtors have implemented retention plans that have been approved by the Bankruptcy Court, it is possible that one or more key employees could resign. If any one of these individuals is unable or unwilling to continue in their present positions, the Debtors’ business, financial condition and results of operations could suffer.

The Debtors may face quality and capacity problems over its network based on failures by third parties.

Vendors.     The Debtors rely upon third-party vendors to provide it with network connectivity, bandwidth, and the equipment and software that the Debtors uses to transfer and translate calls from traditional voice networks to the packet switched network, and vice versa. The Debtors cannot assure you that it will be able to continue purchasing such equipment and software on acceptable terms, if at all. If the Debtors become unable to purchase the equipment needed to maintain and expand the network as currently configured, the Debtors may not be able to maintain the network and the Debtors may consequently be unable to maintain revenues sufficiently to maintain cover expenses. Additionally, there can be no assurances that such equipment or software will meet the expectations of the Debtors’ customers or the expectations of its management with respect to capabilities, upgradability, or capacity.

Much of the equipment that the Debtors use to transmit voice and data over the Debtors’ IP networks was manufactured by Cisco. DataVoN is in possession of twelve Cisco 8260 media gateways. Of the twelve 8260s, three were acquired through a lease agreement between the Debtors and Sunrise Leasing, a Cisco affiliate. An additional five gateways were acquired through lease financing from Broadwing Consulting. Broadwing Consulting subsequently assigned those leases to Cisco. In addition, the Debtors are in possession of four boxes by virtue of an equipment loan agreement between the Debtors and Cisco. The equipment loan agreement expired at the end of December 2002 and is also cancelable by Cisco with five-day’s notice from Cisco.

In early 2002, Cisco announced the “End of Life” of the 8260 gateways. As a result, Cisco announced to the Debtors and other purchasers of the 8260s that Cisco would no longer manufacture 8260s. Additionally, it is unlikely that support or maintenance of the 8260 gateways will be available in the future. As a result, if the 8260s or any of the network cards housed in the 8260s fail, the Debtors may not be able to obtain replacement parts or servicing of the existing equipment.

In addition to the problems caused by potential failures of the equipment itself, Cisco may cancel the equipment loan agreement and demand possession of the four 8260 boxes subject to the equipment loan agreement with five-day’s notice. Although the Debtor has approached Cisco to discuss resolution of this issue and the potential purchase of the “end-of-lifed” 8260s, no agreement has been reached at this time. As a result, either the Debtors or a prospective purchaser may need to purchase additional equipment from Cisco or another manufacturer to replace the 8260s before the consummation of a sale to a third-party. Should Cisco demand and successfully obtain the return of some or all of the 8260s, and if the Debtor does not have appropriate time to purchase and deploy additional equipment, the Debtor’s ability to keep its network up and running would be jeopardized. This could adversely effect the sale of the Debtor’s assets by decreasing the ultimate purchase price paid for the Debtors assets or by causing the sale to not occur. Such an outage or loss of equipment could also cause the shutdown of the Debtors’ operations before a sale can be consummated.

Parties that Maintain Phone and Data Lines.     The Debtors’ business model depends on the availability of the managed IP network bandwidth to transmit voice and data calls, and to provide other value-added services. Third-parties maintain, and in many cases own, the traditional voice networks, as well as data networks. Some of these third-parties are national telephone companies. They may increase their charges for using these lines at any time. They may also fail to properly maintain their lines and disrupt the Debtors’ ability to provide service to customers.

MeridianTelesis of Santa Clara, Inc. and MeridianTelesis of Dallas, Inc. (collectively, “MeridianTelesis”) are bandwidth and collocation service providers for DataVoN. DataVoN has collocation agreements with MeridianTelesis in Santa Clara, California and Dallas, Texas. In addition to providing environmental services and providing electricity to run the Debtors’ equipment in certain of the collocation sites, MeridianTelesis also purchases bandwidth from Broadwing and re-sells the service to DataVoN. The MeridianTelesis collocation sites housing the DataVoN equipment are subleased by MeridianTelesis from Broadwing.

On December 12, 2002, MeridianTelesis informed the Debtors that it was planning to terminate services to the Debtors on January 31, 2003. The loss of the collocation services from MeridianTelesis would be disruptive to the Debtors and their operations. Due to the nature of the Debtors equipment and network services, it would take the Debtors some time, possibly several months, to migrate all of its equipment and network connections from the MeridianTelesis collocation sites to other locations. If MeridianTelesis simply ceases operations on January 31, 2003 and ceases providing environmental and other services to the Debtors, such an outage could shut down the Debtors entire operation and would be disruptive to the Debtors provision of services to its customers.

On December 31, 2002, the Debtors filed an Emergency Motion Emergency Motion For Order Approving Assumption of Amended Master Services Agreement With Broadwing Communication Corp. As part of the Amended Master Services Agreement, Broadwing, the lessor at the sites where MeridianTelesis is presently providing services, has agreed to step into the shoes of Meridian Telesis and perform MeridianTelesis’ obligations under the agreement between the Debtor and MeridianTelesis. Assumption and assignment of this Amended Agreement, therefore, would secure for the Debtors the continued access to the collocation facilities and help to ensure that the Debtor is able to maintain operations. Furthermore, the terms of the Amended Master Services Agreement provide that the Debtors can migrate their equipment out of the collocation site in an orderly fashion, which is a key factor in causing as little disruption as possible to the Debtors’ operations. Although the Court granted an Order on January 21, 2003, approving the Amended Agreement, implementation issues may still occur.

Strategic Relationships.     The Debtors depend on strategic relationships for distribution channels and marketing of services. The Debtors’ strategic relationship partners may choose not to maintain existing arrangements. In general, if the Debtors lose certain key strategic relationships, or if the Debtors fail to develop new relationships in the future, the ability to maintain sales and revenue, and to maintain state-of-the-art technology, would be materially adversely affected.

The Debtors may not be able to succeed in the intensely competitive market for its services.

The market for VoIP, data and other value-added services is extremely competitive and will likely become more competitive. Internet protocol and IP telephony service providers, such as Net2Phone, Inc., iBasis, Inc., and ITXC Corp., carry and terminate voice and data traffic to various market segments over IP networks competing with the Debtors. In addition, major telecommunications carriers, such as AT&T, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the IP telephony market. Many legacy carriers offer non-IP based products that are competitive with the Debtors’ offerings. These companies are larger than the Debtors and have substantially more resources than the Debtors. The Debtors cannot assure you that it will be able to compete successfully against its competitors and the Debtors may lose customers causing a material adverse effect on financial results and/or a sale of the assets of the Debtors. Finally, former employees or others with familiarity of the Debtors’ operations could commence competitive operations poaching upon Debtors’ existing customers and employees.

If the Debtors are not able to keep up with rapid technological change in a cost effective way, the relative quality of its services could suffer.

The technology upon which the Debtors’ services depend is changing rapidly. Significant technological changes could render the Debtors’ equipment obsolete, and competitors may begin to offer new services that the Debtors are unable to offer. If the Debtors are unable to successfully respond to these developments or does not respond in a cost-effective way, it may not be able to offer competitive services.

The Debtors believe that they do not infringe upon the proprietary intellectual property rights of any third party, and no third party has asserted a patent infringement claim against the Debtors.

It is possible that a claim of infringement on proprietary intellectual property rights might be asserted successfully against the Debtors in the future. The Debtors’ ability to provide its services depends on its freedom to operate. That is, the Debtors must ensure that it does not infringe upon the proprietary rights of others or have licensed all such rights. The Debtors has not requested or obtained an opinion from counsel as to whether its services infringe upon the intellectual property rights of any third parties. A party making an infringement claim could secure a substantial monetary award or obtain injunctive relief that could effectively block the Debtors ability to provide services in the United States.

If any of these risks materialize, the Debtors could be forced to suspend operations, to pay significant amounts to defend its rights, and a substantial amount of management’s attention may be diverted from its ongoing business.

The Debtors rely on a variety of technologies, primarily software, that are licensed from third parties.

Continued use of this technology by the Debtors may require that it purchase new or additional licenses from third parties. There can be no assurances that the Debtors can obtain those third party licenses needed for its business or that the third party technology licenses that it does have will continue to be available to it on commercially reasonable terms or at all. The loss or inability to maintain or obtain upgrades to any of these technology licenses could result in a shutdown of the network, service disruption, a cessation of operations, and/or negatively impact a sale of the Debtors’ assets.

B.   Risks Related to the IP Telephony Industry

The telecommunications industry is subject to domestic governmental regulation and legal uncertainties that could prevent the Debtors from executing its business plan.

While the FCC has tentatively decided that information service providers, including IP telephony providers, are not telecommunications carriers for regulatory purposes, various companies have challenged that decision. Congress is dissatisfied with the conclusions of the FCC and the FCC could impose greater or lesser regulation on the Debtors’ industry. The FCC is currently considering, for example, whether to impose surcharges or other regulations upon certain providers of IP telephony, primarily those that provide IP telephony services to end-users located within the United States.

Aspects of the Debtors’ operations may be, or become, subject to state or federal regulations governing universal service funding, disclosure of confidential communications, copyright and excise taxes. The Debtors cannot assure you that government agencies will not increasingly regulate Internet-related services. Increased regulation of the Internet may slow its growth. Such regulation may also negatively impact the cost of doing business over the Internet and materially adversely affect the Debtors’ ability to operate.

C.     Bankruptcy Related Risks

Substantive Consolidation.   It is possible that a creditor may file a motion to substantively consolidate these bankruptcy cases. As described above, in the event that the Cour enters an order requiring that these cases be substantively consolidated, creditors with claims against certain of the Debtors may receive less than they would receive if the cases were not substantively consolidated.

Inability to consummate sale.   It is possible, despite all of the efforts of the Debtors and CRP, that a purchaser for the Debtors’ assets may not be found. In this event, the return to all creditors may be negatively impacted.

Amount of Claims.   Although the Debtors have conducted an investigation of the claims to determine a reasonable estimate of the amount of Claims that will be Allowed, there is no guarantee that these estimates are completely accurate. The amount of Allowed Claims could be more or less than the estimated amount depending on the resolution of litigation. Because Creditors will receive a Pro Rata portion of the cash proceeds from the Trust, a variation in the amount of Claims could affect the recovery of Creditors.

V.
FEDERAL INCOME TAX CONSIDERATIONS
OF THE PLAN TO UNSECURED CREDITORS

A description of certain federal income tax consequences of the transactions proposed in the Plan is provided below. This description is based upon the Internal Revenue Code of 1986, as amended (the “IRC”), final and temporary Treasury Regulations promulgated thereunder, judicial decisions and administrative determinations of the Internal Revenue Service (“IRS”) in effect as of the date of this disclosure statement. Changes in these authorities, which may have retroactive effect, or new interpretations of existing authority may cause the federal income tax consequences of the Plan to differ materially from the consequences described below. No rulings have been requested from the IRS and no legal opinions have been requested from counsel with respect to any tax consequences of the Plan. No tax opinion is given by this disclosure statement.

This description does not cover all aspects of federal income taxation that may be relevant to the debtors or holders of claims. For example, the description provided below does not address issues of special concern to certain types of taxpayers, such as dealers in securities, life insurance companies, financial institutions, tax exempt organizations, and foreign taxpayers. The description also does not address state, local or foreign tax considerations that may be applicable to the claimants.

THE DISCUSSION SET FORTH IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR GENERAL INFORMATION ONLY. CLAIMANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE PLAN.

A.     Tax Treatment of Liquidating Trust and Contribution of Assets

The Trust is intended to be treated for federal income tax purposes as a grantor trust. Assuming the Trust qualifies as a grantor trust for federal income tax purposes, the creditors and shareholders may be treated as the grantors of the Trust, the Trust should be disregarded for tax purposes as an entity separate from the grantors and the grantors would report the income and loss from the Trust. Under the Plan, the transfer of cash and any remaining assets of the Debtors to the Trust may be treated for federal income tax purposes as if the Debtors distributed an interest in each of the assets transferred directly to the claimants or shareholders in exchange for their outstanding claims against or stock of the Debtors. The claimants and shareholders would then be deemed to contribute their interest in these assets to the Trust.

If the Trust was not treated for federal income tax purposes as a grantor trust, then the Trust may be classified as a partnership for federal income tax purposes, in which case the creditors and shareholders would be treated as partners in the partnership. Unlike a grantor trust, the partnership would be treated as an entity required to compute income and loss, file tax returns, and make tax elections, but income and loss would pass through to the partners to be reported by them on their separate tax returns. Under the Plan, the transfer of cash and any remaining assets of the Debtors to the Trust may be treated for federal income tax purposes as if the Debtors had distributed an interest in each of the assets so transferred directly to the claimants or shareholders in exchange for their outstanding claims against or stock of the Debtors. The claimants and shareholders would then be deemed to contribute their interest in these assets to the Trust.

The Trust will be treated as a grantor trust for federal income tax purposes, in accordance with the conditions listed in Revenue Procedure 94-45, 1994-2 C.B. 684 for a liquidating trust. The beneficiaries of the Trust will be treated as the grantors and deemed owners of the Trust for federal income tax purposes. Consistent valuations of the cash and Remaining Property transferred to the Trust will be used by the Trustee and the Creditors and those valuations shall be used for all federal income tax purposes.

B.     Federal Income Tax Consequences to the Claimants

Assuming the Trust is taxed as a grantor trust or as a partnership for federal income tax purposes, under the Plan, a claimant may recognize a taxable loss (or gain) to the extent the amount realized by the claimant in respect of his claim, excluding accrued interest, is less (or greater) than the claimant’s tax basis in the claim, excluding any claim for accrued interest. The amount realized by a claimant should be equal to the amount of cash and the fair market value of any other consideration received pursuant to the Plan.

The tax character of a claimant’s loss (or gain) as capital or ordinary will be determined by a number of factors, including the tax status of the claimant, whether such obligation was purchased with original issue discount, and whether and to what extent the claimant has previously claimed a bad debt deduction.

C.     Federal Income Tax Consequences to the Shareholders

Under the Plan, a shareholder of the Debtors will recognize a taxable loss (or gain) to the extent the amount realized by the shareholder in exchange for their stock is less (or greater) than the shareholder’s tax basis in their stock. The amount realized by a shareholder should be equal to the amount of cash and the fair market value of any other consideration received from the Trust, if any, pursuant to the Plan, in the event that creditors are paid in full.

The gain or loss should be a capital gain or loss provided the shareholder held the stock as a capital asset within the meaning of IRC section 1221 at the effective time of the Plan.

D.     Information Reporting and Backup Withholding

Under the Internal Revenue Code’s backup withholding rules, a claimant may be subject to back-up withholding with respect to distributions or payments made pursuant to the Plan unless that claimant (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Claimants may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

THE FOREGOING DISCUSSION IS NOT INTENDED AS TAX ADVICE TO THE CREDITORS AND SHAREHOLDERS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THEM UNDER THE PLAN. EACH CLAIMANT SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE PLAN UNDER FEDERAL, STATE AND LOCAL TAX LAWS.

VI.
ACCEPTANCE AND CONFIRMATION OF THE PLAN

A.     Confirmation Hearing

The Court has scheduled a hearing on confirmation of the Plan to commence on                     , 2003, at             :             a.m./p.m. That hearing will be held at 1100 Commerce Street, Dallas, Texas, before Judge Stephen A. Felsenthal. At that hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including the Plan is feasible, and whether the Plan is in the best interest of the claimants. At that time, the Debtors will submit a report to the Bankruptcy Court concerning the votes for acceptance and rejection of the Plan by the parties entitled to vote.

The hearing on confirmation may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement made at the hearing or any adjournment thereof.

Section 1128(b) provides that any party in interest may object to confirmation of the Plan. Any objections to the Plan must be made in writing and filed with the Bankruptcy Court and served on all parties required to be given notice, no later than                     , 2003, at 4:30 p.m., Central Daylight Time.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.     Requirements to Confirmation

At the hearing on Confirmation, the Bankruptcy Court will determine whether the provisions of section 1129 of the Bankruptcy Code have been satisfied. If all of the provisions of section 1129 are met, the Bankruptcy Court may enter orders confirming the Plan. The Debtors believe that the Plan satisfies all the requirements of section 1129, including that:

the Plan complies with the applicable provisions of the Bankruptcy Code (see section 1129(a)(1)), including section 1123, which specifies the mandatory contents of a plan, and section 1122, which requires that claims and interests be placed in classes with “substantially similar” claims and interests;

the Debtors comply with the applicable provisions of the Bankruptcy Code (section 1129(a)(2));

the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law (section 1129(a)(3));

the disclosure(s) required by section 1125 of the Bankruptcy Code have been made;

the Plan has been accepted by the requisite votes of creditors and equity interest holders (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code);

the Plan is feasible and confirmation of the Plan will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors;

the Plan is in the “best interests” of all holders of claims or interests in an impaired class by providing to creditors or interest holders on account of such claims or interests property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a claim or interest in such class has accepted the Plan;

all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court, have been paid or the Plan provides for the payment of such fees;

the Plan provides for the continuation of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to confirmation pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the Debtors have obligated themselves to provide such benefits; and

the disclosures required under section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers, directors, and voting trustees have been made.

The Debtors believe that all of these requirements have been satisfied and urge all creditors to support the Plan.

C.     Acceptance of the Plan

A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class.

The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, the Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (a) is “fair and equitable” and (b) “does not discriminate unfairly” with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan.

D.     Alternatives to Confirmation

The Debtors believe that the Plan is the best option for maximizing the recovery of holders of Claims and Interests and believe that the following alternatives to the Plan will result in less favorable outcomes for all parties.

1.    Continuation of Cases. The Debtors believe that the Plan provides the claimants with the greatest and earliest possible return that can be realized on their respective claims. The Plan is being proposed as an alternative to a long and expensive bankruptcy or to a brief and predictable chapter 7 liquidation. In the traditional chapter 11 case for a public company, the plan often unfolds over an extended period of time, occasionally up to two to three years. However under the facts and circumstances of these cases, the Debtors do not believe that it is feasible to continue operating in bankruptcy and believe that it is necessary to confirm a plan as quickly as possible.

2.    Chapter 7 Liquidation. If the Plan is not confirmed, these cases may be converted to chapter 7 cases. In liquidation cases under chapter 7 of the Bankruptcy Code, a trustee or trustees would be elected or appointed to liquidate the assets of the Debtors. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. A straight liquidation bankruptcy or “chapter 7 case” requires liquidation of the Debtors’ assets by an impartial trustee. In a chapter 7 case, the amount unsecured creditors receive depends upon the net estate available after all assets of Debtors have been reduced to cash.

The Debtors believe that a chapter 7 trustee will not be able to realize as much from a liquidation as the Debtors will be able to realize from a sale to the Purchaser. Under such a liquidation, a chapter 7 trustee will be required to liquidate the assets as expeditiously as possible, which will probably not result in a “going concern” sale of the Debtors’ assets, but such assets will probably be sold in a piecemeal fashion, thereby resulting in a less favorable outcome.

The cash realized from liquidation of each of the Debtors’ assets would be distributed in accordance with the order of distribution prescribed in section 726 of the Bankruptcy Code. Whether a bankruptcy case is one under chapter 7 or chapter 11, secured claims, administrative claims, and priority claims are entitled to be paid in cash and in full before unsecured creditors receive any funds.

If the cases were converted to cases under chapter 7 of the Bankruptcy Code, the present priority claims may have a priority lower than priority claims generated by the chapter 7 case, such as the chapter 7 trustee’s fee or the fees of attorneys, accountants, and other professionals the trustee may engage. Conversion to chapter 7, then, would create an additional layer of priority claims.

In a chapter 7 liquidation case, a fully secured creditor would be entitled to full payment, including interest, from the proceeds of sale of the secured creditor’s collateral, provided the realized value of the collateral is sufficient to pay both the principal and interest. A secured creditor whose collateral is insufficient to pay its secured claim in full will be entitled to assert an unsecured claim for its deficiency and share with unsecured creditors.

In the event these cases were converted to ones under chapter 7, the Bankruptcy Court would appoint a trustee to liquidate the assets of the Debtors and to distribute the proceeds as described immediately above. The chapter 7 trustee would be entitled to receive compensation under section 326 of the Bankruptcy Code. The trustee’s fee would not exceed 25% on the first $5,000 or less, 10% on any amount in excess of $5,000, but not in excess of $50,000, and 5% on any amount in excess of $50,000 but not in excess of $1,000,000, and 3% on any amount in excess of $1,000,000 upon all monies disbursed or turned over in the case by the trustee to parties in interest, excluding the Debtors, but including holders of secured claims. The trustee’s fees would be paid as a cost of administration and may be paid in full prior to the costs and expenses incurred in a chapter 11 case and prior to any payment to unsecured creditors.

It is also highly likely that the chapter 7 trustee will retain his or her own attorneys and accountants, and perhaps other professionals such as appraisers, whose fees would also constitute priority claims in a chapter 7 case, with a priority that may be higher than those claims arising under a chapter 11 case.

CRP and the Debtor’s management have undertaken a preliminary liquidation analysis of the Debtors focusing on the estimated recoveries to unsecured creditors (on a consolidated basis) were the cases liquidated in an orderly fashion (presumably in Chapter 11), or in a forced liquidation (presumably in a Chapter 7 as described above). In its preliminary analysis, CRP believes that an orderly liquidation may result in a 8 to 12% distribution on general unsecured claims, and the Debtors’ management believes that an orderly liquidation would result in less than a 10% distribution to general unsecured creditor claims. Both CRP and the Debtors’ management agree that a forced liquidation recovery to general unsecured creditors would be negligible (less than 1%). The final liquidation analysis may change from these estimates, however, both the Debtors and CRP believe that the proposed Sale Process may afford a much greater recovery to general unsecured creditors than an orderly or forced liquidation process.

VII.
VOTING INSTRUCTIONS

A.    Ballots and Voting Procedures

The Plan has been distributed to you simultaneously with the Disclosure Statement. Accompanying the Plan is a ballot and a notice of hearing on confirmation of the Plan. A hearing on acceptance and Confirmation of the Plan has been set for             ,2003, at             :             a.m./p.m. before the Honorable Stephen A. Felsenthal in the United States Bankruptcy Court, 1100 Commerce Street, Dallas, Texas.

To vote on the Plan, indicate on the enclosed respective ballot whether you accept or reject the Plan. Return the completed ballots according to the instructions contained therein.

Ballots must be received by                                 , 2003, at 4:30 p.m.

BALLOTS MAY BE RECEIVED BY TELECOPY OR OTHER FACSIMILE TRANSMISSION.

ALTHOUGH YOU MAY HOLD CLAIMS IN MORE THAN ONE CLASS, YOU WILL ONLY RECEIVE A BALLOT IF YOU HAVE A CLAIM OR AN INTEREST IN AN IMPAIRED CLASS. YOU SHOULD VOTE THE BALLOT YOU RECEIVE. IF THE PLAN IS CONFIRMED AND BECOMES EFFECTIVE, ANY PREPETITION CLAIMS WHICH YOU HELD AGAINST THE DEBTORS SHALL BE RELEASED.

B.    Parties Entitled to Vote

ONLY CLAIMS AND INTERESTS IN IMPAIRED CLASSES ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. ALL OTHER CLASSES ARE UNIMPAIRED UNDER THE PLAN AND, ACCORDINGLY, ARE NOT ENTITLED TO VOTE WITH RESPECT TO ACCEPTANCE OR REJECTION OF THE PLAN.

C.    Vote Required for Class Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each impaired Class of Claims or Interests accept the Plan, subject to the exceptions above. At least one impaired Class of Claims must accept the Plan in order for the Plan to be confirmed.

Section 1126 of the Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of two-thirds in dollar amount and a majority in number of claims of that class, in both cases counting those claims which are actually voting to accept or reject the plan. The Code defines acceptance of a plan by a class of interests as acceptance by two-thirds in amount of the allowed interests of such class held by holders of such interests actually voting to accept or reject the plan. Holders of claims or interests which fail to vote are not counted as either accepting or rejecting a plan.

Classes of claims or interests that are not “impaired” under a plan are deemed, as a matter of law, to have accepted the plan and therefore are not permitted to vote for such plan.

VOTES TO ACCEPT THE PLAN ARE BEING SOLICITED ONLY FROM IMPAIRED CLASSES.

DATAVON, INC.

BRITT BIRDWELL President

DTVN HOLDING, INC.

SCOTT BIRDWELL Chief Executive Officer

VIDEO INTELLIGENCE, INC.

BRITT BIRDWELL President

ZYDECO EXPLORATION, INC.

BRITT BIRDWELL President

HUGHES & LUCE, L.L.P

By:

Jeffrey R. Fine State Bar No. 07008410 Matthew J. Cleaves State Bar No. 24004442

1717 Main Street, Suite 2800 Dallas, Texas 75201 Telephone: (214) 939-5500 Telecopy: (214) 939-5849

ATTORNEYS FOR THE DEBTORS AND DEBTORS IN POSSESSION